Exhibit 99.1

Hecla Reports Third Quarter 2018 Results

Casa Berardi has record low costs

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 8, 2018--Hecla Mining Company (NYSE:HL) today announced third quarter financial and operating results.

HIGHLIGHTS

  Net loss applicable to common shareholders of $23.3 million, or $0.05 per share on lower prices of all four metals.
  Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $137.1 million.
  Gross profit of $6.6 million and adjusted EBITDA of $40.3 million.1
  Silver production of 2.5 million ounces at cash cost, after by-product credits, of $4.12 per ounce.2
  Gold production of 72,995 ounces, up 16%, mainly due to additional ounces from Nevada.
  Casa Berardi All In Sustaining Costs ("AISC"), after by-product credits, reduced to $896 per gold ounce, on higher throughput and lower stripping costs.3
  Aggressive $12 million exploration spending was highest in Company history (see exploration press release issued November 6, 2018).
  Strong financial position: Cash and cash equivalents of $60.9 million at September 30, 2018. Revolving line of credit undrawn at quarter end. Credit limit increased to $250 million on November 1, 2018.
  Estimates for annual Company-wide silver and gold production and costs are refined.

"Our strategy is working. The EBITDA we generated despite low metals prices is a result of the improvements we made in our mines. A case in point is Casa Berardi, which is generating strong cash flow, with lower costs, higher mine throughput and an extended mine life," said Phillips S. Baker, Jr., President and CEO. "The Nevada operations are on the same path as Casa Berardi and Greens Creek, with the development and processes which should increase throughput and make the mines more efficient. In the meantime, the higher costs in Nevada are short-term and a function of electing to produce less to avoid sterilizing newly discovered mineralization."

"Greens Creek has been in production for about 30 years, but the mine continues to improve with a new mine plan that significantly increases its value. San Sebastian continues to mine the underground oxide ores and is on the verge of collecting the sulfide bulk sample which could supplement current production as well as significantly extend mine life. At Lucky Friday, our salaried employees are now focusing on production, rather than development, to minimize the financial impact of the strike. Finally, we don't have any large capital projects looming, and we plan to operate at a cash neutral basis, using our $250 million revolving line of credit sparingly to temporarily fund working capital requirements. We do not consider it a long-term source of borrowing," Mr. Baker added.

FINANCIAL OVERVIEW
	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
FINANCIAL DATA
Sales (000)	$143,649	$140,839	$430,617	$417,662
Gross profit (000)	$6,576	$42,963	$80,364	$106,139
(Loss) income applicable to common shareholders (000)	($23,322)	$176	($3,284)	$33
Basic and diluted (loss) income per common share	($0.05)	$—	($0.01)	$—
(Loss) income (000)	($23,184)	$314	($2,870)	$447
Cash provided by operating activities (000)	$28,192	$28,294	$75,210	$74,115

Net loss applicable to common shareholders for the third quarter was $23.3 million, or $0.05 per share, compared to net income of $0.2 million, or $0.00 per share, for the same period a year ago, the result mainly due to the following items:

  Sales of $143.6 million were impacted by lower silver and gold production at San Sebastian and Greens Creek, offset by the addition of Nevada sales in the third quarter 2018.
  Lower realized silver and gold metals prices, as well as lower realized base metals prices.
  Gain on base metal derivatives contracts of $19.5 million, which was net of realized gains on contracts monetized for cash proceeds of $32.8 million in the quarter.
  Net foreign exchange loss of $2.2 million versus a loss of $4.9 million in the third quarter of 2017 due to a weakening of the Canadian dollar.
  Interest expense, net of amount capitalized, of $10.1 million in the third quarter of 2018, increased over the $9.4 million recognized in the third quarter of 2017.
  An increase of $4.6 million in exploration and pre-development expenditures over the third quarter of 2017, particularly focused on Nevada and San Sebastian operations.
  Suspension-related costs of $6.5 million included Lucky Friday costs, as well as $1.1 million for curtailment of production from the Midas Mine in Nevada, along with $1.4 million in non-cash depreciation expense, in the third quarter of 2018.
  Acquisition costs of $6.1 million recorded in the third quarter 2018.

Operating cash flow was $28.2 million compared to $28.3 million in the third quarter of 2017, and included the proceeds received by monetizing the base metals hedges, offset by the net loss and lower working capital changes recorded in the third quarter 2018.

Adjusted EBITDA was $40.3 million compared to $60.5 million in the third quarter of 2017, with the decrease mainly due to lower base metals prices, higher exploration expense due to the addition of Hecla Nevada, and acquisition costs recorded in the third quarter 2018.

Capital expenditures (excluding capitalized interest) totaled $40.7 million for the third quarter 2018 compared to $25.5 million in the third quarter of 2017, with the increase mainly due to the addition of Hecla Nevada, capitalization of costs recorded in the third quarter 2018 for the Remote Vein Miner (RVM) project at Lucky Friday, and costs related to underground sulfide development at San Sebastian, partly offset by lower capital spending at Casa Berardi. Expenditures at the operations were $15.0 million at Hecla Nevada, $11.0 million at Greens Creek, $8.2 million at Casa Berardi, $4.8 million at Lucky Friday and $1.6 million at San Sebastian.

Metals Prices

The average realized silver price in the third quarter 2018 was $14.68 per ounce, 14% lower than the $17.01 price realized in the third quarter of 2017. The average realized gold price in the third quarter was $1,205 per ounce, 6% lower than the prior year period. Realized lead and zinc prices decreased by 13%, and 22% respectively, from the third quarter of 2017.

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the third quarter and nine months ended September 30, 2018 and 2017:

		Third Quarter Ended		Nine Months Ended
		September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
PRODUCTION SUMMARY
Silver -	Ounces produced	2,523,691	3,323,157	7,654,118	9,500,058
	Payable ounces sold	2,588,478	2,540,817	6,993,695	8,098,652
Gold -	Ounces produced	72,995	63,046	191,116	171,720
	Payable ounces sold	68,568	57,380	183,050	161,921
Lead -	Tons produced	4,238	5,370	15,387	18,426
	Payable tons sold	3,986	2,936	12,599	13,612
Zinc -	Tons produced	12,795	14,497	42,312	43,000
	Payable tons sold	9,282	8,444	30,072	29,269

The following tables provide a summary of the final production, cost of sales, cash cost, after by-product credits, per silver and gold ounce, and AISC, after by-product credits, per silver and gold ounce for the third quarter and nine months ended September 30, 2018:

Third Quarter Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Ops
Sept 30, 2018	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	2,523,691	72,995	1,876,417	11,559	31,639	521,931	3,666	43,981	9,559	13,789	84,145
Increase/(decrease) over 2017	(24)%	16%	(20)%	(8)%	(64)%	(41)%	(42)%	—%	(1)%	N/A	N/A
Cost of sales & other direct production costs and depreciation, depletion and amortization (000)	$66,487	$70,586	$52,163	N/A	N/A	$14,325	N/A	$51,267	N/A	$19,319	N/A
Increase/(decrease) over 2017	37%	43%	24%	N/A	N/A	114%	N/A	4%	N/A	N/A	N/A
Cash costs, after by-prod credits, per silver or gold ounce [2,4]	$4.12	$803	$1.92	N/A	N/A	$12.02	N/A	$686	N/A	$1,179	N/A
Increase/(decrease) over 2017	(754)%	7%	(1,380)%	N/A	N/A	485%	N/A	(9)%	N/A	N/A	N/A
AISC, after by-prod credits, per silver or gold ounce [3]	$15.68	$1,143	$9.20	N/A	N/A	$16.95	N/A	$896	N/A	$1,932	N/A
Increase/(decrease) over 2017	136%	5%	106%	N/A	N/A	2,142%	N/A	(18)%	N/A	N/A	N/A

Nine Months Ended			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Ops
Sept 30, 2018	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	7,654,118	191,116	5,789,440	38,396	156,015	1,593,770	12,051	126,880	30,748	13,789	84,145
Increase/(decrease) over 2017	(19)%	11%	(7)%	(2)%	(80)%	(36)%	(37)%	12%	15%	N/A	N/A
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$178,784	$171,469	$141,763	N/A	$5,844	$31,177	N/A	$152,150	N/A	$19,319	N/A
Increase/(decrease) over 2017	3%	24%	1%	N/A	(60)%	70%	N/A	10%	N/A	N/A	N/A
Cash costs, after by-prod credits, per silver or gold ounce [2,4]	$0.05	$802	$(2.22)	N/A	N/A	$8.28	N/A	$760	N/A	$1,179	N/A
Increase/(decrease) over 2017	(69)%	(7)%	(404)%	N/A	N/A	356%	N/A	(11)%	N/A	N/A	N/A
AISC, after by-prod credits, per silver or gold ounce [3]	$10.71	$1,095	$4.71	N/A	N/A	$13.34	N/A	$1,004	N/A	$1,932	N/A
Increase/(decrease) over 2017	33%	(11)%	(16)%	N/A	N/A	9,629%	N/A	(18)%	N/A	N/A	N/A

Greens Creek Mine - Alaska

At the Greens Creek mine, 1.9 million ounces of silver and 11,559 ounces of gold were produced in the third quarter, compared to 2.3 million ounces and 12,563 ounces, respectively, in the third quarter of 2017. Lower silver production was expected as a result of lower grades due to mine sequencing. The mill operated at an average of 2,316 tons per day (tpd) in the third quarter, 3% lower than the third quarter of 2017.

The cost of sales for the third quarter was $52.2 million, and the cash cost, after by-product credits, per silver ounce, was $1.92, compared to $41.9 million and ($0.15), respectively, for the third quarter of 2017.2 The AISC, after by-product credits, was $9.20 per silver ounce for the third quarter compared to $4.47 in the third quarter of 2017.3 The per ounce silver costs were higher primarily due to lower base metals prices and the number of tons milled.

A new 2019 mine plan should reduce the amount of development in the next four years to access significant ore reserves at shallower depth in proximity to old workings (East Ore). It also utilizes existing workings, rather than developing a new ramp system, to access these materials and brings this higher-grade ore into production beginning in 2019, instead of near the end of the mine life, which should increase revenues over the next few years. The combination of exploration success over the past year and the optimization of sequencing should enable the mine life to be maintained or extended.

"When we acquired Greens Creek, our goal was consistency of production at an increased throughput. Having achieved that we moved to continuous improvements like the increased recoveries in the mill. Now we have identified a new mine plan that improves the mine's economics by increasing production, reducing both development and the mining fleet while potentially extending the mine life. The improvements we have made to this mine demonstrate the importance of having a long mine life that allows the time to make improvements and realize their benefits," said Mr. Phillips S. Baker, Jr.

Casa Berardi - Quebec

At the Casa Berardi mine, 43,981 ounces of gold were produced in the third quarter, the second highest quarterly gold production since acquisition, including 7,614 ounces from the East Mine Crown Pillar (EMCP) pit; compared to 44,141 ounces in the third quarter of 2017. The steady production was primarily due to ore throughput. The mill operated at an average of 3,846 tpd in the third quarter, the highest rate since acquisition, and an increase of 8% over the third quarter of 2017.

The cost of sales was $51.3 million for the third quarter and the cash cost, after by-product credits, per gold ounce was $686, compared to $49.3 million and $750, respectively, in the prior year period.2,4 The decrease in cash cost, after by-product credits, per gold ounce is due to the higher gold production. The AISC, after by-product credits, was $896 per gold ounce for the third quarter compared to $1,091 in the third quarter of 2017, primarily due to lower capital spending.3

The automated 985 drift project continues to improve the operating efficiency of the mine, with the autonomous haul truck running better and with higher availability than originally anticipated. The second 40-ton Sandvik autonomous haul truck is scheduled to arrive in the fourth quarter. Operating two autonomous trucks is expected to result in operating savings of several million dollars a year.

"Casa Berardi was the standout mine for us this quarter. The improvements and innovations we have made in the mine are paying off with the declining cost profile, higher gold production and cash flow on record throughput," said Mr. Phillips S. Baker, Jr. "We are very proud of the cover story on Casa Berardi in CIM's September/October issue."

San Sebastian - Mexico

At the San Sebastian mine, 521,931 ounces of silver and 3,666 ounces of gold were produced in the third quarter, compared to 880,885 ounces and 6,342 ounces, respectively, in the third quarter of 2017. The lower silver and gold production was expected as a result of lower grades. The mill operated at an average of 432 tpd, an increase of 9% over the third quarter of 2017.

The cost of sales was $14.3 million for the third quarter and the cash cost, after by-product credits, was $12.02 per silver ounce, compared to $6.7 million and ($3.12), respectively, in the third quarter of 2017.2 The AISC, after by-product credits, was $16.95 per silver ounce for the third quarter compared to ($0.83) in the third quarter of 2017, principally due to the higher costs of mining underground versus higher-grade stockpiles and work being conducted on the Velardeña tailings facility.3 The Company plans to process a bulk sample by the end of the year with revenues expected in the first quarter of 2019. If successful, this could lead to the beginning of mining of the sulfides by late 2019.

"The upcoming bulk sample of the Hugh Zone sulfide material could significantly increase the mine life. We plan to continue our "capital lite" strategy here since we already have a contract with a third-party mill and anticipate using a contract miner. With almost no capital at risk, the returns on the investment have been extraordinary," said Mr. Phillips S. Baker, Jr.

Nevada Operations (acquired on July 20, 2018)

For the period July 20 to September 30, 2018, 13,789 ounces of gold were produced. The Nevada operations are focused on development and exploration activities at Fire Creek and Hollister at the expense of production. Little development had been undertaken during 2018 at these properties by the former owners. Our expectation is to increase Fire Creek throughput from 350 tons per day to 550 tons per day by mid-2019. The development of a drift to the Hatter Graben exploration target is underway with completion expected late in 2019.

During the reporting period, approximately $15.0 million in capital and $4.5 million in exploration expense was invested in Nevada. Of the $15.0 million in capital, $7.3 million related to the completion of the tailings facility at Midas which should provide the necessary waste capacity for the next four years, while $7.0 million was for development that is needed to increase Fire Creek and Hollister mine throughput, and $0.7 million was spent on completing the CIL circuit at the Midas Mill which is expected to increase the recoveries of the ore being processed from Hollister.

Notable highlights include:

  General
    Movement of personnel and equipment to Fire Creek and Hollister is substantially complete.
  Midas
    Production at Midas is winding down with minimal production of previously developed ore planned until year end.
    Midas mill CIL tanks are operational, and completion of the remaining installation work is expected in the fourth quarter.
    New tailings storage facility is on track for completion in 2018.
  Fire Creek
    Now fully staffed (with the addition of the Midas crews).
    Ground conditions are improving and new in-cycle procedures have been developed for consistent development advance rates.
    The ramp-up in development is proceeding with the addition of more headings.
    Installation of the shotcrete plant is nearing completion, will be added to the development cycle to mitigate ground issues and support rehabilitation of existing haulage ways.
    The mining of select high-grade zones has been moved from Q3 2018 into 2019 as the ore extended vertically farther than expected, and development is needed for full extraction of the ore panels.
  Hollister/Hatter Graben
    Development of the Hatter Graben is ahead of schedule with about 10% of the footage completed.

"In the 100 days we have owned the Nevada properties we have been in continuous change - winding down Midas, resolving the roadbed issues at Fire Creek, advancing the development at Hatter Graben, and completing the capital projects on the mill and tailings facility. We expect the pace of change to continue as we commission a new batch plant that should improve ground control, test a road-header to improve mining in soft rock and rework the mine plan as we gain more knowledge. However, we don't believe we will need to make significant new financial investment to put the mine on the same improvement path that we have seen at Greens Creek and Casa Berardi," said Mr. Phillips S. Baker, Jr.

Lucky Friday Mine - Idaho

At the Lucky Friday mine, 31,639 ounces of silver were produced in the third quarter, compared to 88,298 ounces in the third quarter of 2017, with the salaried workers focused mostly on development.

There was no cost of sales for the third quarter, as there were no concentrate shipments during the quarter.

The Company is now focusing on limited production by salaried staff to help minimize the financial impact of the ongoing strike. In addition, construction of the Remote Vein Miner (RVM) continues in Sweden. The RVM has the potential to revolutionize how the mine operates, making it safer and more efficient. Costs related to care-and-maintenance of the mine are reported in a separate line item in our condensed consolidated statement of operations and are excluded from the calculation of cost of sales, cash cost, after by-product credits, per silver ounce and AISC, after by-product credits, per silver ounce.

"Lucky Friday has the longest mine life of all our properties, but at these silver prices and with the work rules the union workers have clung to, even at full production the mine doesn't generate significant free cash flow. So, we are operating to minimize the cash consumption before we go back into production which we expect to be primarily from the RVM," said Phillips S. Baker, Jr.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration (including corporate development) expenses were $12.4 million, an increase of $5.2 million compared to the third quarter of 2017. Full year exploration (including corporate development) expenses are expected to be $35 million, up from $23.5 million in 2017, in part reflecting exploration at the Nevada operations, San Sebastian, Casa Berardi and Greens Creek and drilling at Kinskuch and Little Baldy.

A complete summary of exploration for the third quarter can be found in the news release entitled "Hecla Reports Continued Drilling Success in the Third Quarter" released on November 6, 2018.

"This quarter's exploration, at $12 million, is 60% more than any quarter in the past five years primarily as a result of adding Nevada exploration to an already substantial program. While there are good results from all the programs, we plan to pare back future expenditures to operate within cash flow," said Mr. Phillips S. Baker, Jr.

PRE-DEVELOPMENT

Pre-development spending was $1.2 million for the quarter, for permitting of Rock Creek and Montanore.

In August, the U.S. Forest Service issued its Final Record of Decision (ROD) authorizing Phase 1, which is the exploration phase, for Rock Creek.

At the Montanore project, the Forest Service continues to work on a Supplemental Environmental Impact Statement (EIS), pursuant to the 2017 Montana Federal District Court remand of the previous Forest Service ROD. The court's decision allows the agency to advance authorizations for the initial evaluation phase of the project. A draft Supplemental EIS is anticipated in the first half of 2019.

BASE METALS AND CURRENCY HEDGING

Base Metals Forward Sales Contracts

There are no forward sales contracts outstanding at this time, other than provisional hedges (which address changes in prices between shipment and settlement with customers).

Foreign Currency Forward Purchase Contracts

The following table summarizes the quantities of Canadian dollars and Mexican pesos committed under financially settled forward purchase contracts at September 30, 2018:

	Currency Under Contract (in thousands of CAD/MXN)		Average Exchange Rate
	CAD	MXN	CAD/USD	MXN/USD
2018 settlements	29,300	47,110	1.30	19.66
2019 settlements	91,200	124,320	1.31	20.28
2020 settlements	61,700	7,100	1.29	20.72
2021 settlements	36,500	—	1.28	—
2022 settlements	6,400	—	1.27	—

2018 ESTIMATES5

The Company is providing updated annual estimates as follows:

2018 Production Outlook

	Silver Production (Moz)		Gold Production (Koz)		Silver Equivalent (Moz)		Gold Equivalent (Koz)
	Original (if revised)	Current	Original (if revised)	Current	Original (if revised)	Current	Original (if revised)	Current
Greens Creek	7.5-8.1	7.6-7.9	50-55	50-53	21.0-22.5	21.1-22.1	300-315	301-310
Lucky Friday
San Sebastian	2.0-2.5	2.0-2.2	15-17	15-16	2.9-3.7	2.9-3.3	41-52	41-47
Casa Berardi			157-162	161-165	11.0-11.5	11.3-11.7	157-162	161-165
Nevada Operations		0.1-0.2	40-50	36-41	2.9-3.8	2.6-3.1	41-52	37-43
Total	9.5-10.6	9.7-10.3	262-284	262-275	37.8-41.5	37.9-40.2	539-581	540-565

2018 Cost Outlook

	Costs of Sales (million)		Cash cost, after by-product credits, per silver/gold ounce[2,4]		AISC, after by-product credits, per produced silver/gold ounce[3]
	Original (if revised)	Current	Original (if revised)	Current	Original (if revised)	Current
Greens Creek	$198	$183	$(0.50)	$(1.00)	$7.00	$6.00
Lucky Friday
San Sebastian	$44	$42	$8.50	$9.50	$12.50	$14.00
Total Silver	$242	$225	$1.50	$1.00	$12.75	$12.25
Casa Berardi	$185	$203	$800	$775	$1,100	$1,050
Nevada Operations	$68	$64	$800	$1,275	$1,100	$1,875
Total Gold	$253	$267	$800	$850	$1,100	$1,200

2018 Capital and Exploration Outlook
	Original (if revised)	Current
2018E Capital expenditures (excluding capitalized interest)		$140-$145 million
2018E Exploration expenditures (includes Corporate Development)	$34-$37 million	$35-$37 million
2018E Pre-development expenditures	$5 million	$4 million
2018E Research and Development expenditures	$6-$10 million	$7-$9 million

DIVIDENDS

The Board of Directors declared a quarterly cash dividend of $0.0025 per share of common stock, payable on or about December 3, 2018, to stockholders of record on November 20, 2018. The realized silver price was $14.68 in the third quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable on or about January 2, 2019 to shareholders of record on December 14, 2018.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, November 8, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a growing gold producer with operating mines in Quebec, Canada and in Nevada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada and Mexico.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. With regard to Casa Berardi and the Nevada operations, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the third quarters of 2018 and 2017 and year to date 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production. The estimated fair value of the stockpile acquired at Hollister has been removed from the cash cost, after by-product credits calculation.

(3) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. AISC, after by-product credits, per silver ounce is not presented for Lucky Friday for the second quarters of 2018 and 2017 and the first half of 2018, as production was limited due to the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi and Nevada production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Other

(5) Expectations for 2018 includes silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi and Nevada operations converted using Au $1,250/oz, Ag $16.00/oz, Zn $1.25/lb, and Pb $1.00/lb. Lucky Friday expectations are currently suspended as there is currently a strike. Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) the impact of the Klondex acquisition on the Company's operations and results; (iii) expectations regarding the development, growth potential, financial performance of the Company’s projects; (iv) ability to complete construction of the remote vein miner and for it to operate successfully; (v) impact of the Lucky Friday strike on production and cash flow; (vi) ability to generate value from innovations being introduced into the mines; (vii) impact of metals prices on cash costs, after by-product credits; and (viii) ability to permit and timing of Montana projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rates for the Canadian dollar and Mexican peso to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2017 Form 10-K, filed on February 15, 2018, and Forms 10-Q filed on May 10, 2018 and August 9, 2018, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to publicly release revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

HECLA MINING COMPANY Condensed Consolidated Statements of (Loss) Income (dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Sales of products	$143,649	$140,839	$430,617	$417,662
Cost of sales and other direct production costs	93,609	68,358	246,918	224,537
Depreciation, depletion and amortization	43,464	29,518	103,335	86,986
	137,073	97,876	350,253	311,523
Gross profit	6,576	42,963	80,364	106,139

Other operating expenses:
General and administrative	10,327	9,529	27,849	29,044
Exploration	12,411	7,255	27,609	17,622
Pre-development	1,195	1,757	3,615	4,061
Research and development	1,269	1,130	5,042	2,125
Other operating expense	448	134	1,767	1,590
Gain on disposition of properties, plants, equipment and mineral interests	(3,208)	(4,830)	(3,374)	(4,924)
Provision or closed operations and reclamation	1,852	2,940	4,534	5,044
Suspension-related costs	6,519	4,780	18,337	14,385
Acquisition costs	6,139	—	9,656	25
	36,952	22,695	95,035	68,972
Income from operations	(30,376)	20,268	(14,671)	37,167
Other income (expense):
Gain (loss) on derivative contracts	19,460	(11,226)	40,271	(16,548)
Loss on disposition of investments	(36)	—	(36)	(167)
Unrealized (loss) gain on investments	(2,207)	(124)	(2,461)	(73)
Foreign exchange (loss) gain	(2,212)	(4,917)	2,856	(10,258)
Interest income and other (expense) income	(346)	541	(294)	1,185
Interest expense, net of amount capitalized	(10,146)	(9,358)	(30,019)	(28,423)
	4,513	(25,084)	10,317	(54,284)
(Loss) income before income taxes	(25,863)	(4,816)	(4,354)	(17,117)
Income tax benefit	2,679	5,130	1,484	17,564
Net (loss) income	(23,184)	314	(2,870)	447
Preferred stock dividends	(138)	(138)	(414)	(414)
(Loss) income applicable to common shareholders	$(23,322)	$176	$(3,284)	$33
Basic (loss) income per common share after preferred dividends	$(0.05)	$—	$(0.01)	$—
Diluted (loss) income per common share after preferred dividends	$(0.05)	$—	$(0.01)	$—
Weighted average number of common shares outstanding - basic	452,636	398,848	417,532	396,809
Weighted average number of common shares outstanding - diluted	452,636	401,258	417,532	400,176

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and share in thousands - unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$60,856	$186,107
Short-term investments and securities	—	33,758
Accounts receivable:
Trade	12,947	14,805
Other, net	26,928	17,385
Inventories	76,088	55,466
Other current assets	21,510	13,715
Total current assets	198,329	321,236
Non-current investments	7,190	7,561
Non-current restricted cash and investments	1,010	1,032
Properties, plants, equipment and mineral interests, net	2,487,429	1,999,311
Non-current deferred income taxes	1,601	1,509
Other non-current assets and deferred charges	14,699	14,509
Total assets	$2,710,258	$2,345,158

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$65,755	$46,549
Accrued payroll and related benefits	29,488	31,259
Accrued taxes	8,274	5,919
Current portion of capital leases	6,069	5,608
Current portion of accrued reclamation and closure costs	6,621	6,679
Other current liabilities	16,249	16,116
Total current liabilities	132,456	112,130
Capital leases	8,638	6,193
Accrued reclamation and closure costs	99,314	79,366
Long-term debt	534,067	502,229
Non-current deferred tax liability	164,928	124,352
Non-current pension liability	44,097	46,628
Other non-current liabilities	4,689	12,983
Total liabilities	988,189	883,881

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	121,283	100,926
Capital surplus	1,872,946	1,619,816
Accumulated deficit	(223,280)	(218,089)
Accumulated other comprehensive loss	(28,183)	(23,373)
Treasury stock	(20,736)	(18,042)
Total shareholders’ equity	1,722,069	1,461,277
Total liabilities and shareholders’ equity	$2,710,258	$2,345,158
Common shares outstanding	479,909	399,176

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows(dollars in thousands - unaudited)

	Nine Months Ended
	September 30, 2018	September 30, 2017
OPERATING ACTIVITIES
Net (loss) income	$(2,870)	$447
Non-cash elements included in net (loss) income:
Depreciation, depletion and amortization	108,814	91,255
Loss on disposition of investments	—	167
Gain on disposition of properties, plants, equipment and mineral interests	(3,374)	(4,924)
Unrealized loss on investments	2,461	73
Adjustment of inventory to market value	7,232	—
Provision for reclamation and closure costs	3,957	3,379
Stock compensation	4,672	4,943
Deferred income taxes	(4,637)	(23,467)
Amortization of loan origination fees	1,471	1,415
(Gain) loss on derivative contracts	(15,208)	16,718
Foreign exchange (gain) loss	(2,032)	10,520
Other non-cash items, net	(37)	(1)
Change in assets and liabilities:
Accounts receivable	(4,424)	4,903
Inventories	(18,954)	(9,611)
Other current and non-current assets	(5,569)	(2,685)
Accounts payable and accrued liabilities	12,308	(7,759)
Accrued payroll and related benefits	(4,207)	(913)
Accrued taxes	845	(4,469)
Accrued reclamation and closure costs and other non-current liabilities	(5,238)	(5,876)
Cash provided by operating activities	75,210	74,115

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(83,285)	(70,390)
Acquisition of Klondex, net of cash and restricted cash acquired	(139,326)	—
Proceeds from disposition of properties, plants and equipment	722	151
Insurance proceeds received for damaged property	4,377	5,628
Purchases of investments	(31,971)	(36,916)
Maturities of short-term investments	64,895	31,169
Net cash used in investing activities	(184,588)	(70,358)

FINANCING ACTIVITIES
Proceeds from issue of stock, net of related costs	3,085	9,610
Acquisition of treasury shares	(2,694)	(2,993)
Dividends paid to common shareholders	(3,193)	(2,978)
Dividends paid to preferred shareholders	(414)	(414)
Debt origination fees	(2,460)	(476)
Repayments of debt	(82,036)	(470)
Borrowings on debt	78,024	—
Payments on capital leases	(5,992)	(5,065)
Net cash used in financing activities	(15,680)	(2,786)
Effect of exchange rates on cash	(215)	1,051
Net increase in cash, cash equivalents and restricted cash and cash equivalents	(125,273)	2,022
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	187,139	171,977
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$61,866	$173,999

HECLA MINING COMPANY Production Data

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
GREENS CREEK UNIT
Tons of ore milled	213,037	219,983	632,876	627,900
Mining cost per ton	$68.76	$69.46	$69.19	$69.64
Milling cost per ton	$31.97	$31.01	$32.73	$32.38
Ore grade milled - Silver (oz./ton)	11.65	13.65	11.94	12.84
Ore grade milled - Gold (oz./ton)	0.087	0.089	0.094	0.095
Ore grade milled - Lead (%)	2.40	2.77	2.84	2.83
Ore grade milled - Zinc (%)	6.87	7.47	7.58	7.49
Silver produced (oz.)	1,876,417	2,344,315	5,789,440	6,205,659
Gold produced (oz.)	11,559	12,563	38,396	39,289
Lead produced (tons)	4,026	4,851	14,352	14,080
Zinc produced (tons)	12,695	14,325	41,673	40,697
Cash cost, after by-product credits, per silver ounce (1)	$1.92	$(0.15)	$(2.22)	$0.73
AISC, after by-product credits, per silver ounce (1)	$9.20	$4.47	$4.71	$5.60
Capital additions (in thousands)	$11,029	$8,206	$34,694	$24,891
LUCKY FRIDAY UNIT
Tons of ore milled	3,006	7,302	16,012	64,371
Mining cost per ton	$—	$150.89	$87.79	$112.60
Milling cost per ton	$—	$13.15	$14.26	$22.93
Ore grade milled - Silver (oz./ton)	11.41	12.87	11.06	12.45
Ore grade milled - Lead (%)	8.06	7.68	7.21	7.12
Ore grade milled - Zinc (%)	3.64	3.21	4.28	3.90
Silver produced (oz.)	31,639	88,298	156,015	769,080
Lead produced (tons)	212	518	1,035	4,346
Zinc produced (tons)	100	172	639	2,303
Cash cost, after by-product credits, per silver ounce (1)	N/A	$11.60	N/A	$6.58
AISC, after by-product credits, per silver ounce (1)	N/A	$13.37	N/A	$12.21
Capital additions (in thousands)	$4,840	$208	$6,889	$5,000
SAN SEBASTIAN
Tons of ore milled	39,739	36,482	111,916	111,623
Mining cost per ton	$171.87	$35.69	$157.21	$38.70
Milling cost per ton	$65.98	$69.42	$66.16	$66.64
Ore grade milled - Silver (oz./ton)	14.16	25.48	15.36	23.71
Ore grade milled - Gold (oz./ton)	0.108	0.184	0.12	0.183
Silver produced (oz.)	521,931	880,885	1,593,770	2,498,638
Gold produced (oz.)	3,666	6,342	12,051	19,222
Cash cost, after by-product credits, per silver ounce (1)	$12.02	$(3.12)	$8.28	$(3.23)
AISC, after by-product credits, per silver ounce (1)	$16.95	$(0.83)	$13.34	$(0.14)
Capital additions (in thousands)	$1,582	$3,350	$3,692	$7,480
CASA BERARDI UNIT
Tons of ore milled - underground	181,285	206,209	556,991	606,201
Tons of ore milled - surface pit	172,555	119,936	495,335	343,745
Tons of ore milled - total	353,840	326,145	1,052,326	949,946
Surface tons mined - ore and waste	1,492,041	2,010,524	5,129,646	6,427,067
Mining cost per ton of ore - underground	$104.31	$98.96	$102.56	$98.71
Mining cost per ton of ore - combined	$65.97	$82.95	$72.15	$81.95
Mining cost per ton of ore and waste - surface tons mined	$4.10	$3.42	$3.66	$2.84
Milling cost per ton	$15.05	$16.19	$15.91	$16.28
Ore grade milled - Gold (oz./ton) - underground	0.229	0.193	0.204	0.167
Ore grade milled - Gold (oz./ton) - surface pit	0.050	0.084	0.064	0.086
Ore grade milled - Gold (oz./ton) - combined	0.140	0.153	0.138	0.137
Ore grade milled - Silver (oz./ton)	0.03	0.03	0.03	0.03
Gold produced (oz.) - underground	36,367	35,192	99,632	87,622
Gold produced (oz.) - surface pit	7,614	8,949	27,248	25,587
Gold produced (oz.) - total	43,981	44,141	126,880	113,209
Cash cost, after by-product credits, per gold ounce (1)	$686	$750	$760	$858
AISC, after by-product credits, per gold ounce (1)	$896	$1,091	$1,004	$1,226
Capital additions (in thousands)	$8,244	$13,775	$27,120	$38,249
Nevada Operations
Tons of ore milled	55,899	N/A	55,899	N/A
Mining cost per ton	$186.12	N/A	$186.12	N/A
Milling cost per ton	$70.39	N/A	$70.39	N/A
Ore grade milled - Gold (oz./ton)	0.288	N/A	0.288	N/A
Silver produced (oz.)	84,145	N/A	84,145	N/A
Gold produced (oz.)	13,789	N/A	13,789	N/A
Cash cost, after by-product credits, per silver ounce (1)	$1,179	N/A	$1,179	N/A
AISC, after by-product credits, per silver ounce (1)	$1,932	N/A	$1,932	N/A
Capital additions (in thousands)	$14,998	N/A	$14,998	N/A

(1)	Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units for the three- and nine-month periods ended September 30, 2018 and 2017, and for estimated results for the full year ended December 31, 2018.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines, to compare our performance with that of other primary silver mining companies and aggregating Casa Berardi and Nevada Operations for comparison with other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures are the same as those reported by other mining companies.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units are not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties.

In thousands (except per ounce amounts)	Three Months Ended September 30, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$52,163	(1)	$14,325		$66,487
Depreciation, depletion and amortization	(12,428)	—	(1,795)		(14,223)
Treatment costs	8,267	134	205		8,606
Change in product inventory	(4,480)	—	(1,549)		(6,029)
Reclamation and other costs	(965)	103	(458)		(1,320)
Exclusion of Lucky Friday costs	—	(236)	—		(236)
Cash Cost, Before By-product Credits(1)	42,557	—	10,728		53,285
Reclamation and other costs	849	—	105		954
Exploration	1,771	—	1,982	473	4,226
Sustaining capital	11,029	—	486	704	12,219
General and administrative				10,327	10,327
AISC, Before By-product Credits(1)	56,206	—	13,301		81,011
By-product credits:
Zinc	(20,674)	—			(20,674)
Gold	(12,229)	—	(4,450)		(16,679)
Lead	(6,041)	—			(6,041)
Total By-product credits	(38,944)	—	(4,450)		(43,394)
Cash Cost, After By-product Credits	$3,613	$—	$6,278		$9,891
AISC, After By-product Credits	$17,262	$—	$8,851		$37,617
Divided by ounces produced	1,876	—	522		2,398
Cash Cost, Before By-product Credits, per Ounce	$22.67	N/A	$20.55		$22.22
By-product credits per ounce	(20.75)	N/A	(8.53)		(18.10)
Cash Cost, After By-product Credits, per Ounce	$1.92	N/A	$12.02		$4.12
AISC, Before By-product Credits, per Ounce	$29.95	N/A	$25.48		$33.78
By-product credits per ounce	(20.75)	N/A	(8.53)		(18.10)
AISC, After By-product Credits, per Ounce	$9.20	N/A	$16.95		$15.68

In thousands (except per ounce amounts)	Three Months Ended September 30, 2018
	Casa Berardi	Nevada Ops(4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$51,267	$19,319	$70,586
Depreciation, depletion and amortization	(20,054)	(9,187)	(29,241)
Treatment costs	535	42	577
Change in product inventory	(1,303)	7,311	6,008
Reclamation and other costs	(140)	—	(140)
Cash Cost, Before By-product Credits(1)	30,305	17,485	47,790
Reclamation and other costs	138	—	138
Exploration	854	3,322	4,176
Sustaining capital	8,244	7,061	15,305
General and administrative	—	—	—
AISC, Before By-product Credits(1)	39,541	27,868	67,409
By-product credits:
Silver	(142)	(1,232)	(1,374)
Total By-product credits	(142)	(1,232)	(1,374)
Cash Cost, After By-product Credits	$30,163	$16,253	$46,416
AISC, After By-product Credits	$39,399	$26,636	$66,035
Divided by ounces produced	44	14	58
Cash Cost, Before By-product Credits, per Ounce	$689	$1,268	$827
By-product credits per ounce	(3)	(89)	(24)
Cash Cost, After By-product Credits, per Ounce	$686	$1,179	$803
AISC, Before By-product Credits, per Ounce	$899	$2,021	$1,167
By-product credits per ounce	(3)	(89)	(24)
AISC, After By-product Credits, per Ounce	$896	$1,932	$1,143

In thousands (except per ounce amounts)	Three Months Ended September 30, 2018
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$66,487	$70,586	$137,073
Depreciation, depletion and amortization	(14,223)	(29,241)	(43,464)
Treatment costs	8,606	577	9,183
Change in product inventory	(6,029)	6,008	(21)
Reclamation and other costs	(1,320)	(140)	(1,460)
Exclusion of Lucky Friday costs	(236)		(236)
Cash Cost, Before By-product Credits(1)	53,285	47,790	101,075
Reclamation and other costs	954	138	1,092
Exploration	4,226	4,176	8,402
Sustaining capital	12,219	15,305	27,524
General and administrative	10,327	—	10,327
AISC, Before By-product Credits(1)	81,011	67,409	148,420
By-product credits:
Zinc	(20,674)		(20,674)
Gold	(16,679)		(16,679)
Lead	(6,041)		(6,041)
Silver		(1,374)	(1,374)
Total By-product credits	(43,394)	(1,374)	(44,768)
Cash Cost, After By-product Credits	$9,891	$46,416	$56,307
AISC, After By-product Credits	$37,617	$66,035	$103,652
Divided by ounces produced	2,398	58
Cash Cost, Before By-product Credits, per Ounce	$22.22	$827
By-product credits per ounce	(18.10)	(24)
Cash Cost, After By-product Credits, per Ounce	$4.12	$803
AISC, Before By-product Credits, per Ounce	$33.78	$1,167
By-product credits per ounce	(18.10)	(24)
AISC, After By-product Credits, per Ounce	$15.68	$1,143

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$141,763	$5,844	$31,177		$178,784
Depreciation, depletion and amortization	(34,880)	(803)	(3,586)		(39,269)
Treatment costs	29,136	761	627		30,524
Change in product inventory	995	(2,182)	1,858		671
Reclamation and other costs	(2,323)	—	(1,374)		(3,697)
Exclusion of Lucky Friday costs	—	(3,620)	—		(3,620)
Cash Cost, Before By-product Credits(1)	134,691	—	28,702		163,393
Reclamation and other costs	2,548	—	314		2,862
Exploration	2,909	—	6,628	1,351	10,888
Sustaining capital	34,694	—	1,119	1,338	37,151
General and administrative				27,849	27,849
AISC, Before By-product Credits(1)	174,842	—	36,763		242,143
By-product credits:
Zinc	(80,308)	—			(80,308)
Gold	(43,237)		(15,505)		(58,742)
Lead	(24,037)	—			(24,037)
Total By-product credits	(147,582)	—	(15,505)		(163,087)
Cash Cost, After By-product Credits	$(12,891)	$—	$13,197		$306
AISC, After By-product Credits	$27,260	$—	$21,258		$79,056
Divided by ounces produced	5,789	—	1,594		7,383
Cash Cost, Before By-product Credits, per Ounce	$23.27	N/A	$18.01		$22.14
By-product credits per ounce	(25.49)	N/A	(9.73)		(22.09)
Cash Cost, After By-product Credits, per Ounce	$(2.22)	N/A	$8.28		$0.05
AISC, Before By-product Credits, per Ounce	$30.20	N/A	$23.07		$32.80
By-product credits per ounce	(25.49)	N/A	(9.73)		(22.09)
AISC, After By-product Credits, per Ounce	$4.71	N/A	$13.34		$10.71

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2018
	Casa Berardi	Nevada Ops(4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$152,150	$19,319	$171,469
Depreciation, depletion and amortization	(54,879)	(9,187)	(64,066)
Treatment costs	1,628	42	1,670
Change in product inventory	(1,482)	7,311	5,829
Reclamation and other costs	(421)	—	(421)
Cash Cost, Before By-product Credits(1)	96,996	17,485	114,481
Reclamation and other costs	421	—	421
Exploration	3,374	3,322	6,696
Sustaining capital	27,120	7,061	34,181
General and administrative	—	—	—
AISC, Before By-product Credits(1)	127,911	27,868	155,779
By-product credits:
Silver	(491)	(1,232)	(1,723)
Total By-product credits	(491)	(1,232)	(1,723)
Cash Cost, After By-product Credits	$96,505	$16,253	$112,758
AISC, After By-product Credits	$127,420	$26,636	$154,056
Divided by ounces produced	127	14	141
Cash Cost, Before By-product Credits, per Ounce	$764	$1,268	$814
By-product credits per ounce	(4)	(89)	(12)
Cash Cost, After By-product Credits, per Ounce	$760	$1,179	$802
AISC, Before By-product Credits, per Ounce	$1,008	$2,021	$1,107
By-product credits per ounce	(4)	(89)	(12)
AISC, After By-product Credits, per Ounce	$1,004	$1,932	$1,095

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2018
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$178,784	$171,469	$350,253
Depreciation, depletion and amortization	(39,269)	(64,066)	(103,335)
Treatment costs	30,524	1,670	32,194
Change in product inventory	671	5,829	6,500
Reclamation and other costs	(3,697)	(421)	(4,118)
Exclusion of Lucky Friday costs	(3,620)	—	(3,620)
Cash Cost, Before By-product Credits(1)	163,393	114,481	277,874
Reclamation and other costs	2,862	421	3,283
Exploration	10,888	6,696	17,584
Sustaining capital	37,151	34,181	71,332
General and administrative	27,849	—	27,849
AISC, Before By-product Credits(1)	242,143	155,779	397,922
By-product credits:
Zinc	(80,308)		(80,308)
Gold	(58,742)		(58,742)
Lead	(24,037)		(24,037)
Silver		(1,723)	(1,723)
Total By-product credits	(163,087)	(1,723)	(164,810)
Cash Cost, After By-product Credits	$306	$112,758	$113,064
AISC, After By-product Credits	$79,056	$154,056	$233,112
Divided by ounces produced	7,383	141
Cash Cost, Before By-product Credits, per Ounce	$22.14	$814
By-product credits per ounce	(22.09)	(12)
Cash Cost, After By-product Credits, per Ounce	$0.05	$802
AISC, Before By-product Credits, per Ounce	$32.80	$1,107
By-product credits per ounce	(22.09)	(12)
AISC, After By-product Credits, per Ounce	$10.71	$1,095

In thousands (except per ounce amounts)	Three Months Ended September 30, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$41,927	$—	$6,680		$48,607
Depreciation, depletion and amortization	(12,607)	—	(641)		(13,248)
Treatment costs	12,067	440	422		12,929
Change in product inventory	7,675	1,960	(627)		9,008
Reclamation and other costs	(394)	18	(494)		(870)
Cash Cost, Before By-product Credits(1)	48,668	2,418	5,340		56,426
Reclamation and other costs	666	38	117		821
Exploration	1,944	(2)	1,495	477	3,914
Sustaining capital	8,210	119	402	1,105	9,836
General and administrative				9,529	9,529
AISC, Before By-product Credits(1)	59,488	2,573	7,354		80,526
By-product credits:
Zinc	(27,046)	(293)			(27,339)
Gold	(13,907)	—	(8,088)		(21,995)
Lead	(8,067)	(1,102)			(9,169)
Total By-product credits	(49,020)	(1,395)	(8,088)		(58,503)
Cash Cost, After By-product Credits	$(352)	$1,023	$(2,748)		$(2,077)
AISC, After By-product Credits	$10,468	$1,178	$(734)		$22,023
Divided by ounces produced	2,344	88	880		3,312
Cash Cost, Before By-product Credits, per Ounce	$20.75	$27.44	$6.07		$17.03
By-product credits per ounce	(20.90)	(15.84)	(9.19)		(17.66)
Cash Cost, After By-product Credits, per Ounce	$(0.15)	$11.60	$(3.12)		$(0.63)
AISC, Before By-product Credits, per Ounce	$25.37	$29.21	$8.36		$24.31
By-product credits per ounce	(20.90)	(15.84)	(9.19)		(17.66)
AISC, After By-product Credits, per Ounce	$4.47	$13.37	$(0.83)		$6.65

In thousands (except per ounce amounts)	Three Months Ended September 30, 2017
	Casa Berardi	Nevada Ops(4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$49,269	N/A	$49,269
Depreciation, depletion and amortization	(16,270)	N/A	(16,270)
Treatment costs	682	N/A	682
Change in product inventory	(288)	N/A	(288)
Reclamation and other costs	(124)	N/A	(124)
Cash Cost, Before By-product Credits(1)	33,269	—	33,269
Reclamation and other costs	123	N/A	123
Exploration	1,161	N/A	1,161
Sustaining capital	13,775	N/A	13,775
General and administrative	—	N/A	—
AISC, Before By-product Credits(1)	48,328	—	48,328
By-product credits:
Silver	(161)	N/A	(161)
Total By-product credits	(161)	N/A	(161)
Cash Cost, After By-product Credits	$33,108	N/A	$33,108
AISC, After By-product Credits	$48,167	N/A	$48,167
Divided by ounces produced	44	N/A	44
Cash Cost, Before By-product Credits, per Ounce	$754	N/A	$754
By-product credits per ounce	(4)	N/A	(4)
Cash Cost, After By-product Credits, per Ounce	$750	N/A	$750
AISC, Before By-product Credits, per Ounce	$1,095	N/A	$1,095
By-product credits per ounce	(4)	N/A	(4)
AISC, After By-product Credits, per Ounce	$1,091	N/A	$1,091

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$140,241	$14,542	$18,377		$173,160
Depreciation, depletion and amortization	(39,442)	(2,433)	(2,036)		(43,911)
Treatment costs	37,621	4,257	906		42,784
Change in product inventory	5,398	1,811	(192)		7,017
Reclamation and other costs	(1,474)	(163)	(1,089)		(2,726)
Cash Cost, Before By-product Credits(1)	142,344	18,014	15,966		176,324
Reclamation and other costs	1,999	217	351		2,567
Exploration	3,339	(1)	4,984	1,307	9,629
Sustaining capital	24,895	4,109	2,379	2,275	33,658
General and administrative				29,044	29,044
AISC, Before By-product Credits(1)	172,577	22,339	23,680		251,222
By-product credits:
Zinc	(72,472)	(4,353)			(76,825)
Gold	(42,675)		(24,032)		(66,707)
Lead	(22,696)	(8,599)			(31,295)
Total By-product credits	(137,843)	(12,952)	(24,032)		(174,827)
Cash Cost, After By-product Credits	$4,501	$5,062	$(8,066)		$1,497
AISC, After By-product Credits	$34,734	$9,387	$(352)		$76,395
Divided by ounces produced	6,206	769	2,498		9,473
Cash Cost, Before By-product Credits, per Ounce	$22.94	$23.42	$6.39		$18.62
By-product credits per ounce	(22.21)	(16.84)	(9.62)		(18.46)
Cash Cost, After By-product Credits, per Ounce	$0.73	$6.58	$(3.23)		$0.16
AISC, Before By-product Credits, per Ounce	$27.81	$29.05	$9.48		$26.52
By-product credits per ounce	(22.21)	(16.84)	(9.62)		(18.46)
AISC, After By-product Credits, per Ounce	$5.60	$12.21	$(0.14)		$8.06

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2017
	Casa Berardi (Gold)	Nevada Ops(4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$138,363	N/A	$138,363
Depreciation, depletion and amortization	(43,075)	N/A	(43,075)
Treatment costs	1,774	N/A	1,774
Change in product inventory	881	N/A	881
Reclamation and other costs	(354)	N/A	(354)
Cash Cost, Before By-product Credits(1)	97,589	—	97,589
Reclamation and other costs	353	N/A	353
Exploration	3,029	N/A	3,029
Sustaining capital	38,245	N/A	38,245
General and administrative		N/A
AISC, Before By-product Credits(1)	139,216	—	139,216
By-product credits:
Silver	(450)	N/A	(450)
Total By-product credits	(450)	N/A	(450)
Cash Cost, After By-product Credits	$97,139	N/A	$97,139
AISC, After By-product Credits	$138,766	N/A	$138,766
Divided by ounces produced	113	N/A	113
Cash Cost, Before By-product Credits, per Ounce	$862	N/A	$862
By-product credits per ounce	(4)	N/A	(4)
Cash Cost, After By-product Credits, per Ounce	$858	N/A	$858
AISC, Before By-product Credits, per Ounce	$1,230	N/A	$1,230
By-product credits per ounce	(4)	N/A	(4)
AISC, After By-product Credits, per Ounce	$1,226	N/A	$1,226

In thousands (except per ounce amounts)	Estimate for the Twelve Months Ended December 31, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Nevada Ops(4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$183,000		$42,000		$225,000	$203,000	$64,000	$267,000
Depreciation, depletion and amortization	(44,000)		(5,000)		(49,000)	(72,000)	(14,000)	(86,000)
Treatment costs	38,000		1,000		39,000	2,000	—	2,000
Change in product inventory	4,000		2,000		6,000	(2,000)	—	(2,000)
Reclamation and other costs			(1,000)		(1,000)	(1,000)	—	(1,000)
Cash Cost, Before By-product Credits(1)	181,000		39,000		220,000	130,000	50,000	180,000
Reclamation and other costs	3,000		1,000		4,000	—	—	—
Exploration	3,000		7,000	2,500	12,500	5,000	7,000	12,000
Sustaining capital	52,000		3,000	2,000	57,000	43,000	16,000	59,000
General and administrative				35,000	35,000
AISC, Before By-product Credits(1)	239,000		50,000		328,500	178,000	73,000	251,000
By-product credits:	(193,000)		(20,000)		(213,000)	(600)	(3,500)	(4,100)
Cash Cost, After By-product Credits	$(12,000)		$19,000		$7,000	$129,400	$46,500	$175,900
AISC, After By-product Credits	$46,000		$30,000		$115,500	$177,400	$69,500	$246,900
Divided by ounces produced	7,641		2,038		9,679	165	37	202
Cash Cost, Before By-product Credits, per Ounce	$23.69		$19.14		$22.73	$788	$1,351	$891
By-product credits per ounce	(25.26)		(9.81)		(22.01)	(4)	(95)	(20)
Cash Cost, After By-product Credits, per Ounce	$(1.57)		$9.33		$0.72	$784	$1,256	$871
AISC, Before By-product Credits, per Ounce	$31.28		$24.53		$33.94	$1,079	$1,973	$1,243
By-product credits per ounce	(25.26)		(9.81)		(22.01)	(4)	(95)	(20)
AISC, After By-product Credits, per Ounce	$6.02		$14.72		$11.93	$1,075	$1,878	$1,223

In thousands (except per ounce amounts)	Original Estimate for Twelve Months Ended December 31, 2018
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Nevada Ops(4)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$198,000		$44,000		$242,000	$185,000	$68,000	$253,000
Depreciation, depletion and amortization	(50,000)		(6,000)		(56,000)	(58,000)	(16,000)	(74,000)
Treatment costs	44,000		550		44,550	400	—	400
Change in product inventory	—		(1,000)		(1,000)	—	(14,000)	(14,000)
Reclamation and other costs	(2,900)		(500)		(3,400)	(800)	—	(800)
Cash Cost, Before By-product Credits(1)	189,100		37,050		226,150	126,600	38,000	164,600
Reclamation and other costs	2,500		240		2,740	450	—	450
Exploration	3,500		4,800	2,500	10,800	5,000	5,000	10,000
Sustaining capital	51,000		3,700	2,000	56,700	45,000	18,000	63,000
General and administrative				35,000	35,000			—
AISC, Before By-product Credits(1)	246,100		45,790		331,390	177,050	61,000	238,050
By-product credits	(193,000)		(18,000)		(211,000)	(800)	(3,000)	(3,800)
Cash Cost, After By-product Credits	$(3,900)		$19,050		$15,150	$125,800	$35,000	$160,800
AISC, After By-product Credits	$53,100		$27,790		$120,390	$176,250	$58,000	$234,250
Divided by ounces produced	7,800		2,250		10,050	160	50	210
Cash Cost, Before By-product Credits, per Ounce	$24.24		$16.47		$22.50	$791	$760.00	$783.81
By-product credits per ounce	(24.74)		(8.00)		(21.00)	(5)	(60)	(18)
Cash Cost, After By-product Credits, per Ounce	$(0.50)		$8.47		$1.50	$786	$700	$766
AISC, Before By-product Credits, per Ounce	$31.55		$20.35		$32.97	$1,107	$1,220.00	$1,133.57
By-product credits per ounce	(24.74)		(8.00)		(21.00)	(5)	(60)	(18)
AISC, After By-product Credits, per Ounce	$6.81		$12.35		$11.97	$1,102	$1,160	$1,116

(1)	Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)	The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time. For the first nine months of 2017, costs related to suspension of full production totaling approximately $11.1 million, along with $3.3 million in non-cash depreciation expense for that period, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(4)	Nevada operations acquired on July 20, 2018.

Reconciliation of Net (Loss) Income (GAAP) to Adjusted EBITDA (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net (loss) income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, Lucky Friday suspension-related costs, provisional price gains and losses, stock-based compensation, unrealized gains on investments, provisions for closed operations, and interest and other income (expense). Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net (loss) income to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017
Net (loss) income	$(23,184)	$314	$(2,870)	$447
Plus: Interest expense, net of amount capitalized	10,146	9,358	30,019	28,423
Plus/(Less): Income taxes	(2,679)	(5,130)	(1,484)	(17,564)
Plus: Depreciation, depletion and amortization	43,464	29,518	103,335	86,986
Plus: Exploration expense	12,411	7,255	27,609	17,622
Plus: Pre-development expense	1,195	1,757	3,615	4,061
Plus: Acquisition costs	6,139	—	9,656	25
Plus: Lucky Friday suspension-related costs	6,519	4,780	18,337	14,385
Less: Gain on disposition of properties, plants, equipment and mineral interests	(3,208)	(4,830)	(3,374)	(4,924)
Plus: Stock-based compensation	2,232	1,347	4,636	4,951
Plus: Provision for closed operations and environmental matters	1,317	1,680	3,957	3,379
Plus/(Less): Foreign exchange loss (gain)	2,212	4,917	(2,856)	10,258
Plus/(Less): Losses (gains) on derivative contracts	(19,460)	11,226	(40,271)	16,548
(Less)/Plus: Provisional price losses/(gains)	640	(1,244)	3,272	(564)
Plus/(Less): Unrealized (gains)/loss on investments	—	—	—	—
(Less)/Plus: Other	2,589	(417)	2,791	(945)
Adjusted EBITDA	$40,333	$60,531	$156,372	$163,088

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	Sept 30, 2018	Sept 30, 2017	Sept 30, 2018	Sept 30, 2017
Cash provided by operating activities	$28,192	$28,294	$75,210	$74,115
Less: Additions to properties, plants equipment and mineral interests	(39,981)	(24,426)	(83,285)	(70,390)

Free cash flow	$(11,789)	$3,868	$(8,075)	$3,725

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
Vice President - Investor Relations
hmc-info@hecla-mining.com
www.hecla-mining.com